Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges
NEWS

Vista Gold Corp. Announces Amendments to Agreement to Sell Amayapampa, and the Appointment of Vice President, Exploration

Denver, Colorado November 10, 2005 — Vista Gold Corp. (TSX & AMEX:  VGZ) announces that it has agreed with Luzon Minerals Ltd. (TSX-V: LU), subject to regulatory approval, to further amend certain of the terms of the purchase option agreement between the companies concerning Vista’s Amayapampa gold project in Bolivia.  The agreement was most recently amended in July 2005, as previously announced.

The agreement as amended on July 18, 2005, as previously reported, called for an aggregate purchase price comprising: U.S. $2,700,000 (including U.S. $100,000 previously paid); either 3,250,000 or 4,250,000 common shares in the capital of Luzon (including 250,000 already issued to Vista); 1,000,000 common share purchase warrants; and a net smelter return royalty.

The following amendments have been approved:

•                  The number of Luzon common share warrants to be issued has been increased from 1,000,000 to 1,500,000, the exercise price has been reduced from CDN $0.20 to CDN $0.15, and the exercise period has been reduced from three to two years from the date of issuance. As well, the new agreement now provides that if the closing trading price of Luzon common shares equals or exceeds CDN $0.25 for 20 consecutive trading days, Luzon may request that Vista exercise the warrants, in which case the exercise period would conclude 15 business days following the request.

•                  Vista has agreed to defer a U.S. $100,000 cash payment from Luzon from the earlier of December 31, 2005 or the date of the closing of the next debt, equity or other financing completed by Luzon until the earlier of December 1, 2006 or the date Luzon completes or obtains financing sufficient to commence construction at the Amayapampa Project.

Other terms of the agreement remain unchanged.

Mike Richings, Vista President and CEO, stated “We are pleased with the progress that the new management at Luzon is making with the Amayapampa Project. We believe these amendments will facilitate their efforts to advance Luzon and the development of the project.”

On another matter, the Corporation is pleased to announce the appointment of Mr. Robert V. Perry as Vice President, Exploration. He has 25 years of exploration experience in North America and internationally, and has been involved in a number of start-up exploration companies. He was Vice President and COO of Gold Discovery Company of Golden, Colorado, which successfully made several gold discoveries in Romania and was involved in exploring Ecuador and Uzbekistan.  Earlier in his career, Bob discovered the Beartrack gold deposit in Idaho, which became a major gold mining project, and is credited with additional discoveries.  He holds B.A. and M.S. degrees in geology from the University of Colorado.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View,

Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de Los Reyes projects in Mexico, and the Awak Mas project in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com